Form N-SAR, Sub-Item 77D
Policies with respect to security investments

NUVEEN ARIZONA MUNICIPAL BOND FUND
NUVEEN COLORADO MUNICIPAL BOND FUND
NUVEEN MARYLAND MUNICIPAL BOND FUND
NUVEEN NEW MEXICO MUNICIPAL BOND FUND
NUVEEN PENNSYLVANIA MUNICIPAL BOND FUND
NUVEEN VIRGINIA MUNICIPAL BOND FUND

Each a series in NUVEEN MULTISTATE TRUST I

333-16617, 811-07747

On January 10, 2014, notifications of each Funds changes in investment policy for the funds in the above-referenced Trust was filed as a 497
(supplement) to the Funds Statement of Additional
Information (SAI). A copy of the supplement is contained in the Form 497 filing on January 10, 2014, accession number 0001193125-14-007427 and is herein incorporated by reference as an exhibit to the Sub-Item 77D of Form N-SAR.